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Exhibit 99:1





NEWS RELEASE

FOR:  iNTELEFILM CORPORATION

6385 OLD SHADY OAK RD, #290
EDEN PRAIRIE, MN 55344
MARK A. COHN, CHAIRMAN AND CEO
952-925-8840

              iNTELEFILM ANNOUNCES FOCUS ON COMPLETING LITIGATION;
                     AND POTENTIAL SALE OF SUBSIDIARY ASSETS

         MINNEAPOLIS, MN, JUNE 7, 2002 - iNTELEFILM Corporation (FILM:OTCBB) announced today that the Company has undertaken a substantial workforce reduction while considering strategic alternatives focused on the completion of the Company's long-running litigation against ABC Radio Networks, Inc. and The Walt Disney Company that resulted in a jury award of $9.5 million last month.

         Also, its majority-owned subsidiary, Video-3, has entered into a letter of intent for the sale of substantially all of its assets to an entity to be formed by members of the current Video-3 management team.

         Mark A. Cohn, iNTELEFILM's Chairman, President and Chief Executive Officer said, "while we continue to believe in the Video-3 product offering and business, the completion of the ABC Radio/Disney litigation is critical to our stakeholders. As a result, we can no longer pursue both opportunities and accordingly we are taking all steps necessary to see the litigation through to its completion. In light of these circumstances, we are delighted that the Video-3 management team is interested in pursuing the Video-3 opportunity. We wish them well in their endeavors." The Company expects to close on the asset sale, subject to completion of documentation and receipt of Video-3 shareholder approval, by the end of June.


ABOUT iNTELEFILM

iNTELEFILM Corporation FILM, based in Minneapolis, is the majority owner of Video-3, is a developer of digital asset management solutions which are designed to enable clients to encode, share and leverage rich media assets online. iNTELEFILM trades on the Over-the-Counter Bulletin Board under the symbol "FILM." Additional information on the Company can be found in the Company's filings with the Securities and Exchange Commission and on the Company's websites: www.intelefilm.com, www.videocubed.com.